EXHIBIT 99.1

KRISPY KREME ANNOUNCES THIRD QUARTER
REVENUES OF APPROXIMATELY $130 MILLION

Company Receives Extension for Delivery of Financial Statements and
Amendments to Financial Covenants from Lenders

Estimate of Financial Statement Adjustments Increased
from $25.6 Million to $35.1 Million

WINSTON-SALEM, N.C., December 13, 2005 - Krispy Kreme Doughnuts, Inc. (NYSE: KKD) (the “Company”) announced today that on a preliminary basis it expects to report revenues of approximately $130 million for the third quarter of fiscal 2006, which ended October 30, 2005, compared to revenues of approximately $170 million previously reported for the third quarter of fiscal 2005. The year-over-year decrease in revenues principally reflects a decrease in the number of Company stores, lower average sales per store and lower sales to franchisees from the Company’s Manufacturing and Distribution segment.

The comparative revenues disclosed above do not include the effect of restatement adjustments to previously disclosed unaudited interim financial statements for the first three quarters of fiscal 2005, including a consolidation adjustment which would include approximately $7.3 million of revenues of KremeKo (the Company's franchisee for Central and Eastern Canada) for the third quarter of fiscal 2005.  Third quarter fiscal 2006 revenues disclosed above do not include any revenue for KremeKo because the Company ceased consolidating KremeKo as of April 15, 2005, the date KremeKo began its financial restructuring.

Systemwide and Company average weekly sales per factory store (which includes sales through satellites) decreased approximately 13.5% and 19.4%, respectively, compared to the third quarter of fiscal 2005. Systemwide sales data include sales at all Company and franchise stores. Systemwide average weekly sales per factory store is a non-GAAP financial measure; however, the Company believes systemwide sales information is useful in assessing the Company's performance.

The Company's financial results continue to be adversely affected by the substantial costs associated with the legal and regulatory matters previously disclosed by the Company. The Company expects to report a net loss for the third quarter of fiscal 2006.

“While a number of challenges remain, I am pleased to report that we continue to make progress with the Company’s turnaround,” said Steve Cooper, Chief Executive Officer of Krispy Kreme. “We have closed approximately 30 underperforming Company stores, significantly reduced overhead costs, made progress in strengthening the senior management team and are taking steps to deal with certain troubled franchisees.”

Credit Facilities and Liquidity Update

The Company also announced that it has entered into amendments to its senior secured credit facilities.  These amendments extend the deadline to provide restated financial statements to the lenders to April 30, 2006.  In addition, the amendments increase the maximum permitted leverage ratio for fiscal 2007 and decrease the minimum interest coverage ratio through the end of fiscal 2007.  In connection with the amendments, the interest margins on, and certain fees under, the facilities are being increased through the end of fiscal 2007, which the Company expects will result in approximately $300,000 and $2.25 million of incremental interest expense in fiscal 2006 and fiscal 2007, respectively.  The Company estimates that the fees and expenses of the lenders in connection with the amendments payable by the Company will be approximately $750,000.

“We appreciate the ongoing support of our lenders,” said Steve Panagos, President and Chief Operating Officer of Krispy Kreme. “Our credit facilities and cash flow from operations continue to provide us with the necessary liquidity as we move forward with the implementation of our turnaround plan.”

The Company's sources of liquidity and outstanding debt as of October 30, 2005 and as of June 26, 2005 (as previously reported in the Company’s press release dated August 10, 2005) were as follows:

(in millions)	June 26, 2005	October 30, 2005

Cash:
Company	$42	$25
Consolidated joint ventures (a)	$1	$2

Unused borrowing capacity under the
credit facilities	$79(b)	$34

Indebtedness:
Company	$120	$120
Consolidated joint ventures (a)	$29	$23

Letters of credit issued under the
credit facilities	$26	$23

Guarantees	$54	$42

(a) Consistent with past practice, all amounts for consolidated joint ventures are reported on a one-month delay.
(b) Incorrectly stated as $70 million in the August 10, 2005 press release.

Financial Statement Adjustments

The Company continues to work diligently to complete the restatement of previously issued financial statements, as well as the annual financial statements for the fiscal year ended January 31, 2005 and the quarterly financial statements for the first three quarters of fiscal 2006. As previously announced, management and the Board of Directors have concluded that previously issued financial statements for fiscal 2004 and earlier years, and for the first three quarters of fiscal 2005, should no longer be relied upon.

“Restating the Company’s financial statements going back to 2001 is an immensely detailed and time consuming process, but we are absolutely committed to ensuring the accuracy of these restatements,” said Mr. Cooper.

The Company announced today that it has identified further adjustments to its financial statements in addition to those previously disclosed. The Company now estimates that the cumulative effect of the adjustments to be made to previously issued financial statements will decrease pre-tax income for periods through the third quarter of fiscal 2005 by an estimated $35.1 million. The adjustments currently are estimated to decrease pre-tax income by $1.6 million, $3.7 million, $4.0 million, $16.5 million and $5.4 million for fiscal 2001, 2002, 2003 and 2004 and the first nine months of fiscal 2005, respectively, as well as by $3.9 million for periods prior to fiscal 2001. These estimates remain subject to revision and the results of the audit of the Company’s annual financial statements.

The Company previously estimated the effect of these adjustments at $25.6 million in a press release dated August 10, 2005. The most significant components of the change in the aggregate estimated adjustment are:

•      Adjustments in various periods resulting in an aggregate decrease in pre-tax income of approximately $2.9 million to correct errors in the computation of the amount of profit to be eliminated on intercompany sales of equipment.

•      Adjustments resulting in an aggregate decrease in pre-tax income of approximately $2.1 million to recognize the cumulative effect of adoption of FIN 46(R) as of May 2, 2004, which required the Company to consolidate two joint ventures previously accounted for using the equity method of accounting; these adjustments are required to increase the amount of profit eliminated with respect to intercompany transactions with these entities which, prior to adoption of FIN 46(R), was required to be eliminated only to the extent of the Company's ownership in the entity.

•      Adjustments in various periods totaling approximately $1.1 million pre-tax to expense as incurred, rather than capitalize, certain professional fees paid for the maintenance and protection of the Company's trademarks and tradenames.

•      Adjustments in fiscal 2004 and 2005 to reduce pre-tax income by approximately $0.9 million in the aggregate to correct errors associated with foreign currency transactions and translation.

All other adjustments, and changes to amounts previously estimated, had the effect of increasing the estimated aggregate effect of all adjustments by approximately $2.5 million compared to earlier estimates.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including its signature Hot Original Glazed. There are currently approximately 335 Krispy Kreme stores and 75 satellites operating systemwide in 45 U.S. states, Australia, Canada, Mexico, the Republic of South Korea and the United Kingdom. Krispy Kreme can be found on the World Wide Web at http://www.krispykreme.com.

Information contained in this press release, other than historical information, should be considered forward-looking. Forward-looking statements are subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are the outcome of the pending formal investigation by the United States Securities and Exchange Commission and the investigation by the United States Attorney's Office for the Southern District of New York, the pending shareholder class action, the pending shareholder derivative action, the pending ERISA class action, further actions by the Special Committee, our auditors' ongoing review of our financial statements, actions taken by lenders to the Company and its joint ventures and actions taken by our franchisees, dependence on the ability of our franchisees to execute on their business plans, supply issues, changes in consumer preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated and numerous other factors discussed in Krispy Kreme's periodic reports and proxy statements filed with the Securities and Exchange Commission.

Media Contact:
Laura Smith
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449 ext. 154